EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-140198, 333-140272, and 333-153409) and Form S-8 (File Nos. 333-130340, 333-140197, 333-142679, 333-150789, 333-172477, 333-178027, and 333-179833) of SunPower Corporation of our report dated June 21, 2010 relating to the financial statements of Woongjin Energy Co., Ltd. as of December 31, 2009 and for the year then ended which appears in the Amendment No. 1 to the Annual Report on Form 10-K of SunPower Corporation for the year ended January 1, 2012.

/s/ Samil PricewaterhouseCoopers
Seoul, Korea
June 28, 2012